Exhibit 99.1
DENBURY COMPLETES SECOND PHASE OF BAKKEN SALE AND ASSET EXCHANGE
Acquires Additional Carbon Dioxide (“CO2”) Reserves

PLANO, TX – December 24, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced the closing of the second and final phase of its previously announced Bakken sale and asset exchange with Exxon Mobil Corporation and its wholly-owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”).  In the first closing, ExxonMobil retained $350 million cash and Denbury retained a 17.5% interest in the Bakken area assets to enable an exchange of the retained Bakken assets for roughly one-third of ExxonMobil’s CO2 reserves in LaBarge Field in Wyoming.  In this second phase closing, ExxonMobil exchanged the contemplated interest in the CO2 reserves and residual cash balances, after preliminary closing adjustments, for Denbury’s retained interest in the Bakken area assets.  Denbury has now transferred all of its Bakken area assets to ExxonMobil for approximately $1.3 billion of cash (which includes preliminary closing adjustments) along with ExxonMobil’s operating interests in Webster Field in Texas and Hartzog Draw Field in Wyoming and a portion of its CO2 reserves in Wyoming.

Based on the current capacity of the LaBarge plant and subject to availability, Denbury expects that it could receive up to approximately 115 million cubic feet per day of CO2 from the plant.  Denbury will pay ExxonMobil a fee to deliver the CO2 which will initially be used to flood its Bell Creek and Grieve fields along with the newly acquired Hartzog Draw Field.  This additional Rocky Mountain CO2 supply will allow Denbury to accelerate the planned CO2 flood of Hartzog Draw Field and potentially defer a portion of the planned development of its Riley Ridge CO2 reserves.

Denbury continues to pursue using a portion of the cash proceeds from the transaction to purchase interests in additional oil fields in the Gulf Coast or Rocky Mountain regions that are well suited for CO2 enhanced oil recovery which would qualify for like-kind exchange treatment for federal income tax purposes.  Accordingly, a substantial amount of the cash paid in the transaction remains in qualified trust accounts to fund any future potential asset purchases.

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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This press release contains forward-looking statements that involve risks and uncertainties including those related to potential future asset acquisitions, future development plans, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028